Exhibit 1.01
OTIS WORLDWIDE CORPORATION

Conflict Minerals Report

For the Year Ended December 31, 2021

1.    Introduction

Otis Worldwide Corporation (“Otis”) has prepared this Conflict Minerals Report (the “Report”) for the calendar year ended December 31, 2021, as required by Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). Terms used and not defined in this Report have the meanings ascribed in Form SD, as adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Rule. References in this Report to internet websites and certain of Otis’s internal policies and procedures are provided for convenience only. The referenced documents and information available through these websites are not incorporated by reference into this Report.

2.    Company Overview

Otis is the world’s largest elevator and escalator manufacturing, installation, and service company. We serve customers in over 200 countries and territories around the world. Otis has global scale and local focus, with over 1,400 branches and offices, and a direct physical presence in approximately 80 countries. Otis manufactures and contracts to manufacture products that contain tin, tantalum, tungsten, and gold (“3TG” or “Conflict Minerals”) necessary to the functionality or production of such products (“Necessary 3TG”). Specifically, Otis provides high technology products and services to the building industries worldwide.

Additional information about Otis is included in Otis’s Annual Report on Form 10-K for the year ended December 31, 2021.

3.    Supply Chain Description

Otis is a large and complex organization with thousands of globally dispersed suppliers. There are multiple tiers of suppliers between Otis’s and the 3TG mines. Therefore, we rely on our first-tier suppliers to work with their upstream suppliers to provide us with accurate information (e.g., through the reasonable country of origin inquiry described below) about the origin of 3TG contained in the materials, components, parts, subassemblies, and products contracted to be manufactured (collectively “Components”) we purchase.

4.    Reasonable Country of Origin Inquiry (“RCOI”)

The elements of our RCOI were: (i) identification of suppliers to survey, (ii) data collection, and (iii) assessment of data to determine whether further due diligence is required.

For this reporting period, we identified a list of suppliers to survey for purposes of the RCOI (“Surveyed Suppliers”). The criteria for selecting the suppliers to include in the survey generally considered the likelihood of 3TG content in the supplied Components, the amount paid to suppliers believed likely to incorporate 3TG in the supplied Components, and the information technology infrastructure capabilities. For this reporting period, Otis sent 378 surveys to suppliers, estimated to represent over $2.5 billion in spending during 2021, over 70% in direct product spend. This represents an increase of 13% in surveyed suppliers and an increase of 32% in surveyed spend since prior year.

We collected information from the Surveyed Suppliers using the Conflict Minerals Reporting Template (“CMRT”), or a tool based on the CMRT. The survey included questions regarding whether the supplier’s products contain 3TG, its policy with respect to conflict-free sourcing, the supplier’s due diligence process, and information about the supplier’s supply chain, such as the names of the smelters or refiners that processed 3TG in the supplier’s products, and the origin of 3TG used by those facilities.

Based on the RCOI for this reporting period, Otis has reason to believe that at least a portion of its Necessary 3TG may have originated from the Covered Countries (Democratic Republic of Congo and the 9 adjacent countries), and that this portion of the Necessary 3TG may not be from recycled or scrap sources. Accordingly, we conducted the due diligence described below on the source and chain of custody of the Necessary 3TG in our products.

5.    Due Diligence

A.    Due Diligence Framework

Our due diligence measures have been designed to conform, in all material respects, with the internationally recognized due diligence framework presented by the Organisation for Economic Co-operation and Development (“OECD”) in the publication OECD (2016) OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing, Paris (http://dx.doi.org/10.1787/9789264252479-en), OECD Publishing and related supplements for gold, tin, tantalum, and tungsten.

B.    Due Diligence Measures Undertaken

We performed the due diligence steps set forth below according to the OECD’s five-step framework:

OECD Step 1: Establish Company Management Systems

Conflict Minerals Policy

Otis has a Supplier Code of Conduct policy that outlines our expectation of our Suppliers regarding the sourcing of Conflict Minerals. A copy of this policy is available through the Suppliers section of our website (https://www.otis.com) under subheading “How To Work With Us”, under the heading “Our Company”. The direct link to the Supplier Code of Conduct is: https://www.otis.com/en/us/supplier-code-of-conduct, which is available in multiple languages. Among other things, under our Supplier Code of Conduct, suppliers are expected to comply with the Rule and to support Otis in fulfilling its obligations under the Rule. In addition, Otis has created and published a Conflict Minerals policy. A copy of this policy is available through the Investors section of our website under the heading “ESG”. The direct link to the Conflict Minerals policy is: https://www.otisinvestors.com/environmental-social-governance.

Conflict Minerals Team

Otis established a cross-functional team to develop and implement its Conflict Minerals compliance program. The Conflict Minerals team is composed of representatives from functions such as supply chain management, legal, and corporate responsibility. The Conflict Minerals team is supported by a steering committee comprised of supply chain executives, legal counsel, and members of Otis’ Environmental, Social and Governance (ESG) council.

Supply Chain Controls and Transparency

Otis participates in industry-wide initiatives that raise awareness for responsible sourcing of 3TG and provide resources to improve disclosures regarding the origin of 3TG in supply chains. For example, Otis is a member of the Responsible Minerals Initiative (“RMI”) (member code: 7355). The RMI’s flagship program is the Responsible Minerals Assurance Process (“RMAP”), through which the RMI identifies smelters and refiners that produce responsibly sourced materials in an effort to prevent the extraction and trade of minerals from becoming a source of conflict. The RMI uses specially trained third-party auditors to independently verify that the identified smelters and refiners have systems in place to responsibly source minerals in conformance with the RMAP. Another RMI program is the development and publication of the Conflict Minerals Reporting Template (“CMRT”), a free, standardized reporting template that facilitates the transfer of information through the supply chain regarding 3TG country of origin as well as the smelters and refiners that process such 3TG.

Supplier Engagement and Training

We provided the Surveyed Suppliers with a message about the Rule and our expectations of how our suppliers will help us to comply with this law. Otis provided Surveyed Suppliers with instructions for responding to our survey, and an e-mail address for assistance in interpreting and completing our survey.

We advised Surveyed Suppliers that we do not discourage the sourcing of 3TG from the Covered Countries; rather, we encourage our suppliers to source such 3TG from a smelter or refiner verified as compliant with the Conflict-Free Smelter Program (now known as the Responsible Minerals Assurance Process) or a similar program. We also asked Surveyed Suppliers, to the extent they believed the products delivered to Otis may have contained 3TG originating from one of the Covered Countries, to provide 3TG information specific to such products (i.e., a “product-level” CMRT declaration).

The language in our standard contract terms and conditions requires our suppliers to comply with the RCOI and due diligence requirements of the Rule, except that suppliers who are not SEC registrants are not required to comply with the Rule’s filing requirements.

Internal Training

Otis developed training and reference materials for its employees about Conflict Minerals, summarizing the relevant requirements of the Rule, Otis’ obligations under the Rule, and processes for evaluating and responding to the risk, if any, of Necessary 3TG in its supply chain that directly or indirectly financed or benefited armed groups in the Covered Countries.

Maintain Records

Otis has adopted a policy to retain relevant documentation.

Grievance Mechanism

General questions regarding Otis’ conflict minerals compliance program can be directed to Otis’s Corporate Responsibility Manager. Employees or third parties may report any concerns about or violations of Otis’s corporate policy with respect to the sourcing of Conflict Minerals via the reporting channels. Additional information regarding the reporting channels is available through the “Our Company” section of our website (https://www.otis.com/en/us) under the subheading “Ethics and Compliance”.

OECD Step 2: Identify and Assess Risks in the Supply Chain

We conducted a supply chain survey using the CMRT, or a tool based on the CMRT, to investigate the origin of Necessary 3TG in our products.

Suppliers who did not respond to our survey received multiple reminders to submit their survey responses. In addition, Otis Point of Contacts (“POCs”), members of the Otis Conflict Minerals team, and others, such as account executives, asked contacts at non-responsive suppliers for their assistance in resolving overdue survey responses.

Members of the Otis Conflict Minerals team reviewed the Surveyed Suppliers’ responses against an established set of criteria to determine whether further engagement was necessary. For example, if a supplier advised that it supplied Components containing 3TG from any of the Covered Countries, we compared the smelters and refiners identified in a supplier’s survey response to the RMI published list of facilities that conform to the Responsible Minerals Assurance Process (RMAP) assessment protocols.

OECD Step 3: Design and Implement a Strategy to Respond to Risks

Otis designed and implemented a risk management plan to evaluate and respond to risks identified in our supply chain. If we identify non-compliance with our corporate policy on the sourcing of Conflict Minerals, we will attempt to work with the supplier to correct the situation. A supplier’s failure to take corrective actions may lead to additional actions, including the reassessment of the supplier relationship. Risk assessment findings based on the supply chain survey and due diligence are reported to senior management.

OECD Step 4: Carry out Independent Third-Party Audit of Smelter’s and Refiner’s Due Diligence Practices

We support audits of smelters and refiners through our participation in, and financial support of, the RMI. The RMI’s flagship program is the RMAP which uses independent third-party auditors to identify smelters and refiners that have systems in place to produce responsibly sourced materials. We do not perform direct audits of these entities within our supply chain.

OECD Step 5: Report Annually on Supply Chain Due Diligence

A copy of this Report and Otis’ associated Form SD are available free of charge on the Investors section of our website (https://www.otis.com/en/us/) under the subheading “SEC Filings” under the heading “Financial Information.”

6.    Efforts to Determine Mine or Country of Origin

Our supply chain survey included questions that asked the Surveyed Suppliers for the name of the smelter(s) in their supply chain, the name of the mine(s), and the location of the mine(s) from where 3TG in their supply chain originated. The survey’s cover letter instructed suppliers, to the extent they had determined the products delivered to Otis contained 3TG originating from one of the Covered Countries, to provide a “product-level” declaration with information specific to such products (e.g., the name of the mine, country of origin, and/or the name of the smelter or refiner who processed 3TG in such products).

7.    RCOI and Due Diligence Results

A.    Survey Responses

We rely on our suppliers to provide information on the origin of 3TG contained in the Components purchased by Otis. These suppliers are similarly reliant upon information provided by their suppliers.

In total, Otis sent 378 suppliers a survey, estimated to represent over $2.5 billion in spending during 2021, over 70% of direct product spend. Of the 378 surveys sent, we received 350 responses, representing a response rate of 93%.

The Surveyed Suppliers responses identified 207 unique facilities identified by the RMI, of which 175 or approximately 85% are validated as conformant with the RMAP.

In 4 of the survey responses, the supplier declared it sourced 3TG from one or more of the Covered Countries. Based on our review of these survey responses and the due diligence measures described above, we have reason to believe that some of our suppliers sourced 3TG used in the Components supplied to our business from the smelters listed on Schedule A. We determined these smelters may have sourced their 3TG from the countries of origin listed on Schedule B. Each smelter identified on Schedule A was included in the RMI Smelter & Refiner database, which demonstrates the smelter’s intention to obtain 3TG from sources that do not support armed conflict.

With respect to the other survey responses, despite our due diligence for this reporting period, we were unable to link 3TG from the Covered Countries to the Components supplied to Otis. We were unable to do so because the information provided was generally at a supplier-company level that described the supplier’s overall potential 3TG sourcing. Of the remaining survey responses providing smelter information, the suppliers were unable to verify whether 3TG from those smelters was used in the Components supplied to Otis. For this reason, with the exception of the smelters described above, we have been unable to identify with confidence the specific facilities used to process Necessary 3TG in our products, the country of origin, or the mine or location of origin of the Necessary 3TG in our products.

B.    Continuous Improvement Efforts to Mitigate Risk

Since December 31, 2021, Otis has taken, or intends to take the following steps to improve the due diligence conducted to further mitigate risks that the Necessary 3TG used in our products could benefit armed groups in the Covered Countries. As part of our regularly scheduled compliance program activities, we intend to:

•Direct suppliers to our Supplier Code of Conduct with respect to the sourcing of Conflict Minerals

•Encourage suppliers who source 3TG from one of the Covered Countries to do so from smelter(s) or refiner(s) validated as conformant with the Responsible Minerals Assurance Process (RMAP, formerly known as the Conflict-Free Smelter Program) or a similar conflict-free program

•Identify and follow-up with suppliers who do not respond to our supply chain survey to increase our survey response rate and obtain additional information about the sourcing of 3TG in our supply chain

•Participate in trade association and/or industry-wide initiatives to define and improve best practices for conducting due diligence on supply chains containing 3TG and/or that support the development of conflict-free supply chains.

Cautionary Note Concerning Forward-Looking Statements

This Report contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future business practices and performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future financial performance. Forward-looking statements may include, among other things, statements relating to future supply management practices, policies and plans for procurement of materials, risk management practices, supply chain infrastructure and efforts to improve supply chain transparency. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation, the ability of Otis, its suppliers, industry groups and supplier organizations to obtain reliable information as to the source of purchased production materials; the timing for the development of infrastructure allowing such information to be compiled and shared with others in a cost effective and efficient manner; the impact of changes in laws and regulations, and the interpretation thereof, and in political conditions; the impact of restructuring activities and the reorganizations of our operations; the impact of acquisitions, divestitures, joint ventures and other transactions; and other factors beyond our control. The forward-looking statements speak only as of the date of this Report and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

Schedule A to
Conflict Minerals Report

Smelter Name	Metal	RMI ID	Smelter Country
Aida Chemical Industries Co., Ltd.	Gold	CID000019	JAPAN
Allgemeine Gold-und Silberscheideanstalt A.G.	Gold	CID000035	GERMANY
Almalyk Mining and Metallurgical Complex (AMMC)	Gold	CID000041	UZBEKISTAN
AngloGold Ashanti Corrego do Sitio Mineracao	Gold	CID000058	BRAZIL
Argor-Heraeus S.A.	Gold	CID000077	SWITZERLAND
Asahi Pretec Corp.	Gold	CID000082	JAPAN
Asahi Refining Canada Ltd.	Gold	CID000924	CANADA
Asahi Refining USA Inc.	Gold	CID000920	UNITED STATES OF AMERICA
Asaka Riken Co., Ltd.	Gold	CID000090	JAPAN
Aurubis AG	Gold	CID000113	GERMANY
Boliden AB	Gold	CID000157	SWEDEN
C. Hafner GmbH + Co. KG	Gold	CID000176	GERMANY
Caridad	Gold	CID000180	MEXICO
CCR Refinery - Glencore Canada Corporation	Gold	CID000185	CANADA
Chimet S.p.A.	Gold	CID000233	ITALY
Chugai Mining	Gold	CID000264	JAPAN
DODUCO Contacts and Refining GmbH	Gold	CID000362	GERMANY
Dowa	Gold	CID000401	JAPAN
DSC (Do Sung Corporation)	Gold	CID000359	KOREA, REPUBLIC OF
Eco-System Recycling Co., Ltd. East Plant	Gold	CID000425	JAPAN
Gold Refinery of Zijin Mining Group Co., Ltd.	Gold	CID002243	CHINA
Great Wall Precious Metals Co., Ltd. of CBPM	Gold	CID001909	CHINA
Heimerle + Meule GmbH	Gold	CID000694	GERMANY
Heraeus Germany GmbH Co. KG	Gold	CID000711	GERMANY
Heraeus Metals Hong Kong Ltd.	Gold	CID000707	CHINA
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	Gold	CID000801	CHINA
Ishifuku Metal Industry Co., Ltd.	Gold	CID000807	JAPAN
Istanbul Gold Refinery	Gold	CID000814	TURKEY
Japan Mint	Gold	CID000823	JAPAN
Jiangxi Copper Co., Ltd.	Gold	CID000855	CHINA
JSC Novosibirsk Refinery	Gold	CID000493	RUSSIAN FEDERATION
JSC Uralelectromed	Gold	CID000929	RUSSIAN FEDERATION
JX Nippon Mining & Metals Co., Ltd.	Gold	CID000937	JAPAN
Kazzinc	Gold	CID000957	KAZAKHSTAN
Kennecott Utah Copper LLC	Gold	CID000969	UNITED STATES OF AMERICA
Kojima Chemicals Co., Ltd.	Gold	CID000981	JAPAN

Lingbao Jinyuan Tonghui Refinery Co., Ltd.	Gold	CID001058	CHINA
LS-NIKKO Copper Inc.	Gold	CID001078	KOREA, REPUBLIC OF
Materion	Gold	CID001113	UNITED STATES OF AMERICA
Matsuda Sangyo Co., Ltd.	Gold	CID001119	JAPAN
Metalor Technologies (Hong Kong) Ltd.	Gold	CID001149	CHINA
Metalor Technologies (Singapore) Pte., Ltd.	Gold	CID001152	SINGAPORE
Metalor Technologies S.A.	Gold	CID001153	SWITZERLAND
Metalor USA Refining Corporation	Gold	CID001157	UNITED STATES OF AMERICA
Metalurgica Met-Mex Penoles S.A. De C.V.	Gold	CID001161	MEXICO
Mitsubishi Materials Corporation	Gold	CID001188	JAPAN
Mitsui Mining and Smelting Co., Ltd.	Gold	CID001193	JAPAN
MMTC-PAMP India Pvt., Ltd.	Gold	CID002509	INDIA
Moscow Special Alloys Processing Plant	Gold	CID001204	RUSSIAN FEDERATION
Nadir Metal Rafineri San. Ve Tic. A.S.	Gold	CID001220	TURKEY
Navoi Mining and Metallurgical Combinat	Gold	CID001236	UZBEKISTAN
Nihon Material Co., Ltd.	Gold	CID001259	JAPAN
Ohura Precious Metal Industry Co., Ltd.	Gold	CID001325	JAPAN
OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Gold	CID001326	RUSSIAN FEDERATION
PAMP S.A.	Gold	CID001352	SWITZERLAND
Prioksky Plant of Non-Ferrous Metals	Gold	CID001386	RUSSIAN FEDERATION
PT Aneka Tambang (Persero) Tbk	Gold	CID001397	INDONESIA
PX Precinox S.A.	Gold	CID001498	SWITZERLAND
Rand Refinery (Pty) Ltd.	Gold	CID001512	SOUTH AFRICA
Royal Canadian Mint	Gold	CID001534	CANADA
Sabin Metal Corp.	Gold	CID001546	UNITED STATES OF AMERICA
Samduck Precious Metals	Gold	CID001555	KOREA, REPUBLIC OF
SEMPSA Joyeria Plateria S.A.	Gold	CID001585	SPAIN
Shandong Gold Smelting Co., Ltd.	Gold	CID001916	CHINA
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Gold	CID001622	CHINA
Sichuan Tianze Precious Metals Co., Ltd.	Gold	CID001736	CHINA
Solar Applied Materials Technology Corp.	Gold	CID001761	TAIWAN, PROVINCE OF CHINA
Sumitomo Metal Mining Co., Ltd.	Gold	CID001798	JAPAN
Tanaka Kikinzoku Kogyo K.K.	Gold	CID001875	JAPAN
Tokuriki Honten Co., Ltd.	Gold	CID001938	JAPAN
Tongling Nonferrous Metals Group Co., Ltd.	Gold	CID001947	CHINA
Torecom	Gold	CID001955	KOREA, REPUBLIC OF
Umicore S.A. Business Unit Precious Metals Refining	Gold	CID001980	BELGIUM
United Precious Metal Refining, Inc.	Gold	CID001993	UNITED STATES OF AMERICA
Valcambi S.A.	Gold	CID002003	SWITZERLAND
Western Australian Mint (T/a The Perth Mint)	Gold	CID002030	AUSTRALIA

YAMAKIN CO., LTD.	Gold	CID002100	JAPAN
Yokohama Metal Co., Ltd.	Gold	CID002129	JAPAN
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Gold	CID002224	CHINA
Changsha South Tantalum Niobium Co., Ltd.	Tantalum	CID000211	CHINA
D Block Metals, LLC	Tantalum	CID002504	UNITED STATES OF AMERICA
Exotech Inc.	Tantalum	CID000456	UNITED STATES OF AMERICA
F&X Electro-Materials Ltd.	Tantalum	CID000460	CHINA
FIR Metals & Resource Ltd.	Tantalum	CID002505	CHINA
Global Advanced Metals Aizu	Tantalum	CID002558	JAPAN
Global Advanced Metals Boyertown	Tantalum	CID002557	UNITED STATES OF AMERICA
H.C. Starck Hermsdorf GmbH	Tantalum	CID002547	GERMANY
H.C. Starck Inc.	Tantalum	CID002548	UNITED STATES OF AMERICA
Hengyang King Xing Lifeng New Materials Co., Ltd.	Tantalum	CID002492	CHINA
JiuJiang JinXin Nonferrous Metals Co., Ltd.	Tantalum	CID000914	CHINA
Jiujiang Tanbre Co., Ltd.	Tantalum	CID000917	CHINA
KEMET de Mexico	Tantalum	CID002539	MEXICO
LSM Brasil S.A.	Tantalum	CID001076	BRAZIL
Meta Materials	Tantalum	CID002847	NORTH MACEDONIA
Metallurgical Products India Pvt., Ltd.	Tantalum	CID001163	INDIA
Mineracao Taboca S.A.	Tantalum	CID001175	BRAZIL
Mitsui Mining and Smelting Co., Ltd.	Tantalum	CID001192	JAPAN
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	CID001277	CHINA
NPM Silmet AS	Tantalum	CID001200	ESTONIA
Solikamsk Magnesium Works OAO	Tantalum	CID001769	RUSSIAN FEDERATION
Taki Chemical Co., Ltd.	Tantalum	CID001869	JAPAN
TANIOBIS Co., Ltd.	Tantalum	CID002544	THAILAND
TANIOBIS GmbH	Tantalum	CID002545	GERMANY
TANIOBIS Japan Co., Ltd.	Tantalum	CID002549	JAPAN
TANIOBIS Smelting GmbH & Co. KG	Tantalum	CID002550	GERMANY
Telex Metals	Tantalum	CID001891	UNITED STATES OF AMERICA
Ulba Metallurgical Plant JSC	Tantalum	CID001969	KAZAKHSTAN
XIMEI RESOURCES (GUANGDONG) LIMITED	Tantalum	CID000616	CHINA
Yanling Jincheng Tantalum & Niobium Co., Ltd.	Tantalum	CID001522	CHINA
Alpha	Tin	CID000292	UNITED STATES OF AMERICA
An Vinh Joint Stock Mineral Processing Company	Tin	CID002703	VIETNAM
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Tin	CID000228	CHINA
Chifeng Dajingzi Tin Industry Co., Ltd.	Tin	CID003190	CHINA
China Tin Group Co., Ltd.	Tin	CID001070	CHINA
CV Venus Inti Perkasa	Tin	CID002455	INDONESIA

Dongguan CiEXPO Environmental Engineering Co., Ltd.	Tin	CID003356	CHINA
Dowa	Tin	CID000402	JAPAN
Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Tin	CID002572	VIETNAM
EM Vinto	Tin	CID000438	BOLIVIA (PLURINATIONAL STATE OF)
Estanho de Rondonia S.A.	Tin	CID000448	BRAZIL
Fenix Metals	Tin	CID000468	POLAND
Gejiu City Fuxiang Industry and Trade Co., Ltd.	Tin	CID003410	CHINA
Gejiu Kai Meng Industry and Trade LLC	Tin	CID000942	CHINA
Gejiu Non-Ferrous Metal Processing Co., Ltd.	Tin	CID000538	CHINA
Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Tin	CID001908	CHINA
Gejiu Zili Mining And Metallurgy Co., Ltd.	Tin	CID000555	CHINA
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	Tin	CID003116	CHINA
HuiChang Hill Tin Industry Co., Ltd.	Tin	CID002844	CHINA
Jiangxi New Nanshan Technology Ltd.	Tin	CID001231	CHINA
Luna Smelter, Ltd.	Tin	CID003387	RWANDA
Ma'anshan Weitai Tin Co., Ltd.	Tin	CID003379	CHINA
Magnu's Minerais Metais e Ligas Ltda.	Tin	CID002468	BRAZIL
Malaysia Smelting Corporation (MSC)	Tin	CID001105	MALAYSIA
Melt Metais e Ligas S.A.	Tin	CID002500	BRAZIL
Metallic Resources, Inc.	Tin	CID001142	UNITED STATES OF AMERICA
Metallo Belgium N.V.	Tin	CID002773	BELGIUM
Metallo Spain S.L.U.	Tin	CID002774	SPAIN
Mineracao Taboca S.A.	Tin	CID001173	BRAZIL
Minsur	Tin	CID001182	PERU
Mitsubishi Materials Corporation	Tin	CID001191	JAPAN
Modeltech Sdn Bhd	Tin	CID002858	MALAYSIA
Nghe Tinh Non-Ferrous Metals Joint Stock Company	Tin	CID002573	VIETNAM
O.M. Manufacturing (Thailand) Co., Ltd.	Tin	CID001314	THAILAND
O.M. Manufacturing Philippines, Inc.	Tin	CID002517	PHILIPPINES
Operaciones Metalurgicas S.A.	Tin	CID001337	BOLIVIA (PLURINATIONAL STATE OF)
Pongpipat Company Limited	Tin	CID003208	MYANMAR
Precious Minerals and Smelting Limited	Tin	CID003409	INDIA
PT Aries Kencana Sejahtera	Tin	CID000309	INDONESIA
PT Artha Cipta Langgeng	Tin	CID001399	INDONESIA
PT ATD Makmur Mandiri Jaya	Tin	CID002503	INDONESIA
PT Babel Inti Perkasa	Tin	CID001402	INDONESIA
PT Babel Surya Alam Lestari	Tin	CID001406	INDONESIA
PT Bangka Serumpun	Tin	CID003205	INDONESIA

PT Belitung Industri Sejahtera	Tin	CID001421	INDONESIA
PT Bukit Timah	Tin	CID001428	INDONESIA
PT Cipta Persada Mulia	Tin	CID002696	INDONESIA
PT Menara Cipta Mulia	Tin	CID002835	INDONESIA
PT Mitra Stania Prima	Tin	CID001453	INDONESIA
PT Panca Mega Persada	Tin	CID001457	INDONESIA
PT Ptima Timah Utama	Tin	CID001458	INDONESIA
PT Rajawali Rimba Perkasa	Tin	CID003381	INDONESIA
PT Rajehan Ariq	Tin	CID002593	INDONESIA
PT Refined Bangka Tin	Tin	CID001460	INDONESIA
PT Sariwiguna Binasentosa	Tin	CID001463	INDONESIA
PT Stanindo Inti Perkasa	Tin	CID001468	INDONESIA
PT Sukses Inti Makmur	Tin	CID002816	INDONESIA
PT Timah Nusantara	Tin	CID001486	INDONESIA
PT Timah Tbk Kundur	Tin	CID001477	INDONESIA
PT Timah Tbk Mentok	Tin	CID001482	INDONESIA
PT Tinindo Inter Nusa	Tin	CID001490	INDONESIA
PT Tirus Putra Mandiri	Tin	CID002478	INDONESIA
PT Tommy Utama	Tin	CID001493	INDONESIA
Resind Industria e Comercio Ltda.	Tin	CID002706	BRAZIL
Rui Da Hung	Tin	CID001539	TAIWAN, PROVINCE OF CHINA
Soft Metais Ltda.	Tin	CID001758	BRAZIL
Super Ligas	Tin	CID002756	BRAZIL
Thai Nguyen Mining and Metallurgy Co., Ltd.	Tin	CID002834	VIETNAM
Thaisarco	Tin	CID001898	THAILAND
Tin Technology & Refining	Tin	CID003325	UNITED STATES OF AMERICA
Tuyen Quang Non-Ferrous Metals Joint Stock Company	Tin	CID002574	VIETNAM
VQB Mineral and Trading Group JSC	Tin	CID002015	VIETNAM
White Solder Metalurgia e Mineracao Ltda.	Tin	CID002036	BRAZIL
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Tin	CID002158	CHINA
Yunnan Tin Company Limited	Tin	CID002180	CHINA
Yunnan Yunfan Non-ferrous Metals Co., Ltd.	Tin	CID003397	CHINA
A.L.M.T Corp.	Tungsten	CID000004	JAPAN
Chenzhou Diamond Tungsten Products Co., Ltd.	Tungsten	CID002513	CHINA
Chongyi Zhangyuan Tungsten Co., Ltd.	Tungsten	CID000258	CHINA
Ganzhou Huaxing Tungsten Products Co., Ltd.	Tungsten	CID000875	CHINA
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten	CID002315	CHINA
Ganzhou Seadragon W & Mo Co., Ltd.	Tungsten	CID002494	CHINA
Global Tungsten & Powders Corp.	Tungsten	CID000568	UNITED STATES OF AMERICA
Guangdong Xianglu Tungsten Co., Ltd.	Tungsten	CID000218	CHINA
H.C. Starck Tungsten GmbH	Tungsten	CID002541	GERMANY
Hunan Chenzhou Mining Co., Ltd.	Tungsten	CID000766	CHINA

Hunan Chunchang Nonferrous Metals Co., Ltd.	Tungsten	CID000769	CHINA
Hydrometallurg, JSC	Tungsten	CID002649	RUSSIAN FEDERATION
Japan New Metals Co., Ltd.	Tungsten	CID000825	JAPAN
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tungsten	CID002551	CHINA
Jiangxi Gan Bei Tungsten Co., Ltd.	Tungsten	CID002321	CHINA
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Tungsten	CID002318	CHINA
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten	CID002317	CHINA
Jiangxi Yaosheng Tungsten Co., Ltd.	Tungsten	CID002316	CHINA
Kennametal Fallon	Tungsten	CID000966	UNITED STATES OF AMERICA
Kennametal Huntsville	Tungsten	CID000105	UNITED STATES OF AMERICA
Malipo Haiyu Tungsten Co., Ltd.	Tungsten	CID002319	CHINA
Masan High-Tech Materials	Tungsten	CID002543	VIETNAM
Niagara Refining LLC	Tungsten	CID002589	UNITED STATES OF AMERICA
TANIOBIS Smelting GmbH & Co. KG	Tungsten	CID002542	GERMANY
Wolfram Bergbau und Hutten AG	Tungsten	CID002044	AUSTRIA
Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten	CID002320	CHINA
Xiamen Tungsten Co., Ltd.	Tungsten	CID002082	CHINA

Schedule B to
Conflict Minerals Report

Possible Countries of Origin

AUSTRALIA	JAPAN	SINGAPORE
AUSTRIA	KAZAKHSTAN	SOUTH AFRICA
BELGIUM	KOREA, REPUBLIC OF	SPAIN
BOLIVIA (PLURINATIONAL STATE OF)	MALAYSIA	SWEDEN
BRAZIL	MEXICO	SWITZERLAND
CANADA	MYANMAR	TAIWAN, PROVINCE OF CHINA
CHINA	NORTH MACEDONIA	THAILAND
ESTONIA	PERU	TURKEY
GERMANY	PHILIPPINES	UNITED STATES OF AMERICA
INDIA	POLAND	UZBEKISTAN
INDONESIA	RUSSIAN FEDERATION	VIETNAM
ITALY	RWANDA